Exhibit 23.1

Morgenstern, Svoboda & Baer CPAs, PC
Certified Public Accountants
40 Exchange Place Suite 1820   New York, NY 10005
TEL:(212) 925-9490
FAX:(212) 226-9134
E-mail: msbcpas@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Registration Statement on Form S-1 pertaining to 100,160 shares of iGenii, Inc. common stock of our report dated August 15, 2008 on the financial statements of iGenii, Inc. for the period February 22, 2008 (inception) to June 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Morgenstern, Svobda & Bear, CPA's, P.C.

MORGENSTERN, SVOBODA & BAER, CPA’S, P.C.

New York, New York
August 21, 2008